              Exhibit 99.1

NEWS BULLETIN       RE: NOBLE ROMAN'S, INC.
1 Virginia Avenue, Suite 300
           Indianapolis, IN  46204

FOR ADDITIONAL INFORMATION, CONTACT:
For Media Information: Scott Mobley, President  317/634-3377
For Investor Relations: Paul Mobley, Chairman & CEO  317/634-3377
   or Brett Maas, Hayden IR, 646/536-7331 or brett@haydenir.com

Noble Roman’s to Purchase All Outstanding Shares of its Series B Preferred Stock

Restructuring of Bank Line Facilitates Simplification of Capital Structure;
Company Now Has 37 Stand-Alone Take-N-Bake Franchise Agreements

(Indianapolis, Indiana) – October 31, 2013 -- Noble Roman's, Inc. (OTC/BB: NROM), the Indianapolis based franchisor of Noble Roman’s Pizza and Tuscano’s Italian Style Subs, today announced an initiative to reduce future dilution and simplify the Company’s capital structure. In addition, the Company announced that it had restructured its current bank line on favorable terms, and provided an update on the continued success of its stand-alone Take-N-Bake franchise rollout.

The Company announced it is purchasing all shares of its Series B Preferred stock outstanding pursuant to the call provision of the preferred stock. The call provision of the Series B Preferred stock allows the Company to purchase the shares at stated value of $40 per share for the 20,625 shares of the Series B Preferred outstanding for a total of $825,000. The terms of the Series B Preferred stock calls for a cumulative preferred dividend from the outstanding shares equal to an annual rate of 12% on the stated value and allows for a conversion to common stock at a conversion of $2.25 per share. The purchase of these shares will therefore eliminate future dilution to the common shareholders by the 366,666 shares of common stock that would have been issued upon conversion.

The purchase of the Series B Preferred stock was financed by the restructuring of its existing term loan from the bank. The bank extended the existing term loan in the amount of $3.2 million to be repaid over 40 months in equal monthly payments of principal of $80,700 per month plus interest at the existing rate of LIBOR plus 4%. In addition, the bank loaned the Company an additional $825,000 for the purpose of purchasing the Series B Preferred stock outstanding to be repaid over 40 months in equal monthly payments of principal of $20,600 plus interest at a variable rate equal to LIBOR plus 6.08% per annum. The combined principal payments on the two notes will be $101,300 per month compared to $104,200 on the previous term loan. In addition, the bank agreed to cancel the provision in the previous term loan allowing the recapture of excess cash flow as additional principal payments.

As an update, the Company also announced it has now signed a total of 37 franchise agreements for its newest venue of stand-alone Take-N-Bake Pizza franchises.  Of the 37 franchise agreements signed, 12 locations have now been opened with four additional locations scheduled to open next week. The Company announced that it has a significant backlog of leads and expects to sign several more franchises before year-end and expects to open several more of the signed franchises before year-end, as well.

“Our marketing initiatives to attract potential take-n-bake franchisees continue to be successful in generating a significant number of leads,” said Paul Mobley, Chairman and CEO of Noble Roman’s, Inc. “Our initial goal was to sign 30 locations in 2013.  Last week, we expanded our advertising efforts by increasing the use of web-based franchise referral systems, which we began using in late January 2013, from three portals to five portals. In addition, we initiated direct advertising on Google.com. Take-n-bake continues to be one of the fastest growing segments of the pizza industry, and Noble Roman's is leveraging this growth opportunity with our economical concept, our reputation for fine quality products, and our proven ability to support our franchisee base.”

The Company’s stand-alone take-n-bake program features the chain’s popular traditional Hand-Tossed Style pizza, Deep-Dish Sicilian pizza, SuperThin pizza, all with a choice of three different types of sauce, and Noble Roman’s famous breadsticks with spicy cheese sauce, all in a convenient cook-at-home format. Additional menu items include such items as fresh salads, cookie dough, cinnamon rounds, bake-able pasta and more.

About Noble Roman’s

Noble Roman's, Inc. sells and services franchises and licenses for non-traditional foodservice operations under the trade names "Noble Roman's Pizza," "Noble Roman's Take-n-Bake," and "Tuscano's Italian Style Subs." The Company has awarded franchise and/or license agreements in all 50 states plus Washington, D.C., Puerto Rico, the Bahamas, Italy, Canada and the Dominican Republic.

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management.  The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to, competitive factors and pricing pressures, non-renewal of franchise agreements, shifts in market demand, general economic conditions, changes in purchases of or demand for the company's products, licenses or franchises, the success or failure of individual franchisees and licensees, changes in prices or supplies of food ingredients and labor, and the success or failure of its recently developed stand-alone take-n-bake operation.   Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated, expected or intended.  The company undertakes no obligations to update the information in this press release for subsequent events.

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